UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

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Q Funding III, L.P. and Q4 Funding, L.P. issued the following press release on May 19, 2011:

LEADING PROXY ADVISORY FIRMS URGE CEDAR FAIR UNITHOLDERS TO SUPPORT CHANGES TO COMPANY'S BOARD NOMINATION PROCESS

ISS and Glass Lewis Support Proxy Proposals to Give Unitholders the Ability to Nominate Board Members

Q Investment Urges Unitholders to Vote FOR Proposals 1 and 2 at the Special Shareholders Meeting on June 2, 2011

FORT WORTH, Texas - May 19, 2011 - Q Funding III, L.P. and Q4 Funding, L.P. (together "Q Investments") announced today that ISS Proxy Services and Glass Lewis & Co., the two leading U.S. proxy advisory firms, have each recommended that unitholders of Cedar Fair, LP (NYSE:FUN) support the two proposals being presented at the company's upcoming Special Meeting of Unitholders on June 2, 2011. The proposals would give unitholders the ability to nominate candidates for election to the company's Board of Directors.

Q Investments, the company's largest shareholder with an 18.1 percent stake, is campaigning in favor of the proposals and noted that any units not voted essentially count as a vote against the proposals making it critical that all unitholders vote.

In reaching their conclusions, both ISS and Glass Lewis said that adoption of the two proposals would greatly improve unitholder rights at Cedar Fair and would be a fundamental step towards good corporate governance.

In its report, ISS was critical of the Board's current nomination process:

"The asymmetric [nomination] rights [currently] afforded to the board come at the expense of all unitholders and effectively guarantee that only director nominees approved by the incumbent board will be seated. The abilities to nominate and to elect directors go-hand-in-hand and are among the most fundamental and important right of unitholders or shareholders of a public company. Moreover, without the right to nominate, the right to elect directors is meaningless for a company with a plurality vote system such as Cedar Fair."

Glass Lewis likewise noted the opportunity for unitholders to improve Cedar Fair's corporate governance structure through this vote:

"We feel that the proposed amendments to the Company's Regulations and Partnership Agreement could be a positive step toward improved shareholder rights at the Company. Further, we believe that the proposal is reasonable given the Company's current circumstances and that adoption of this proposal would ensure that shareholders who maintain a significant and long-term interest in the Company have the ability to nominate candidates for the board."

Scott McCarty, a partner at Q Investments, said, "The recommendations by these two firms only reinforce how important it is for unitholders to give themselves a real voice in the direction of Cedar Fair - a voice they currently lack because of an inexplicable inability to nominate the Board members." Mr. McCarty also said that Q Investments urges all unitholders to vote FOR both proposals by filling out their proxy card and returning it today.